Exhibit 99.1

	For:	J. Crew Group, Inc.

	Contact:	Amanda J. Bokman
Chief Financial Officer
For Immediate Release		(212) 209-2667

Owen Blicksilver
Owen Blicksilver PR
(516) 742-5950

J. CREW’S TURNAROUND CONTINUES TO GAIN MOMENTUM RESULTING IN STRONG OPERATING INCOME IMPROVEMENT IN SECOND QUARTER

NEW YORK (September 14, 2004) - J. Crew Group, Inc. announced today that its operating income for the thirteen weeks ended July 31, 2004 increased by $23 million to $8 million, compared to an operating loss of $15 million in the comparable period last year, reflecting continued strong response to new leadership initiatives in creative direction and product assortments.

Millard Drexler, Chairman and CEO, said, “We couldn’t be more pleased with the customer’s response to our intense focus on improving the quality, fit, design, style, color and fabrication of our merchandise, which is reflected in gains across all of our businesses.  It has been very gratifying for our entire team to see the results of their hard work and commitment to improving the customer experience.”

Consolidated revenues for the thirteen weeks ended July 31, 2004 increased 13% to $188 million from $167 million for last year.  Retail sales (including Factory) increased by 15% to $139 million, compared to $121 million last year. Comparable store sales increased by 12%.  Direct channel sales (Internet and catalog) increased by 16% to $44 million, as compared to $38 million last year, with growth in both divisions.

Gross margin increased to 39% in the second quarter, compared to 31% last year.  The increase was primarily attributable in all channels to lower markdowns and a reduction in clearance activity compared to the prior year.

Selling, general and administrative expenses during the quarter were $66 million, or 35% of sales vs. 39% of sales in the prior year period.  This decrease was driven primarily by fewer catalog editions and planned circulation declines, and operating leverage due to the increase in comparable store sales.

Net loss for the second quarter was $14 million, compared to a prior year loss of $28 million (before other income of $43 million, principally from a $41 million (non-recurring) gain on the exchange of debt).  Net loss for the second quarter of 2004 was negatively impacted by additional interest expense of $9 million, primarily due to the inclusion of preferred stock dividends ($8 million) that were recorded as a direct charge to stockholders’ deficit in the 2003 quarter.

Consolidated revenues for the twenty-six weeks ended July 31 were $334 million compared to $329 million last year, an increase of 2%.  Retail sales increased by 11% to $243 million from $219 million, as comparable store sales increased by 9%.  Direct channel sales decreased by 14% to $80 million from $93 million last year, reflecting the first quarter decline from reduced clearance sales and lower catalog circulation.

Gross margin increased to 40% compared to 33% last year, resulting from decreased markdowns and clearance sales.  Selling, general and administrative expenses decreased to $130 million, or 39% of sales, from $134 million, or 41% of sales, for the reasons cited above for the second quarter.

Operating income for the twenty-six week period was $5 million compared to an operating loss of $25 million last year, an improvement of $30 million.  Net loss for the same period was $38 million, compared to a loss of $48 million (before other income of $43 million, $41 million of which was non-recurring), and was negatively impacted by additional interest expense of $20 million, primarily due to the inclusion of preferred stock dividends ($16 million) that were recorded as a direct charge to stockholders’ deficit in 2003.

Inventory at July 31 was $94 million, an increase of 11% over the prior year.  The increase was primarily due to higher current season inventories in all channels, commensurate with business trends, offset by a reduction in aged inventory.  There were no outstanding borrowings under the Company’s working capital facility at the end of the quarter.

As disclosed in the Company’s Form 8-K filed with the SEC on September 10th, the Company will restate its financial statements for the fiscal year ended January 31, 2004 and first quarter ended May 1, 2004 to reflect the write-off of prepaid sample costs incurred during these periods.

Second Quarter Conference Call

The Company’s second quarter investor conference call will be held today, September 14, 2004 at 11 a.m. eastern time.  The event will be available through an audio webcast at www.jcrew.com (click on “Help” and “Investor Relations”) and www.companyboardroom.com.  A replay of the call will be archived on those websites and will also be available by telephone through September 21, 2004 at (888) 286-8010, reference #59045162.

J. Crew Group, Inc. is a leading multi-channel retailer of women’s and men’s apparel, shoes and accessories.  The Company operates 156 retail stores, the J. Crew catalog business, jcrew.com, and 42 factory outlet stores.

Certain statements herein are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations.  Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, the performance of the Company’s products within the prevailing retail environment, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K.  The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

J.Crew Group, Inc.

Summary of Operations

	Thirteen weeks ended		Twenty-six weeks ended
	7/31/04	8/2/03	7/31/04	8/2/03
	(Unaudited)
	($ in millions)

Revenues	$188	$167	$334	$329

Cost of sales, including buying and occupancy costs	114	116	199	219

Gross profit	74	51	135	109

Selling, general and administrative expenses	66	66	130	134

Operating income (loss)	8	(15)	5	(25)

Interest expense (a)	(22)	(13)	(43)	(23)

Other income	—	43	—	43

Loss before income taxes	(14)	15	(38)	(5)

Income taxes	—	—	—	—

Net income (loss)	$(14)	$15	$(38)	$(5)

Summary of Revenues

Retail (including Factory)	$139	$121	$243	$219
Direct (Internet and catalog)	44	38	80	93
Other	6	8	11	17

Total	$188	$167	$334	$329

Comp store sales (b)	12%	1%	9%	(4)%

Number of stores:
Retail	155	155
Factory	42	42

(a)           Includes $8 million of preferred dividends for the quarter ended July 31, 2004 and $16 million year-to-date, which were recorded as a direct charge to stockholders’ deficit in the prior year.

(b)           Reflects combined results for Retail and Factory stores.

J.Crew Group, Inc.

Summary Balance Sheet Data

	as of
	7/31/04	8/2/03
	(Unaudited)
	($ in millions)

Assets
Cash	$35	$32

Inventories	94	85

Property and equipment, net	127	156

Other	37	44

Total	$293	$317

Liabilities and stockholders’ deficit
Current liabilities	$102	$97

Deferred credits	54	61

Long-term debt (includes current portion) (a)	556	292

Preferred stock (a)	93	284

Stockholders’ deficit	(512)	(417)

Total	$293	$317

	Twenty-six weeks ended
	7/31/04	8/2/03
	(Unaudited)
	($ in millions)
Summary Cash Flows

EBITDA (b)	$23	$(2)
Cash interest paid	(10)	(10)
Changes in assets and liabilities	(23)	6
Cash used in operations	(10)	(6)

Cash provided by financing activities	(1)	23

Capital expenditures	(4)	(5)

(Decrease) increase in cash	$(15)	$12

(a)           Redeemable preferred stock of $234 million is included in long-term debt as of July 31, 2004.  The corresponding amount as of August 2, 2003 of $191 million was included in preferred stock.

(b)           Earnings before interest, taxes, depreciation and amortization (EBITDA) should not be considered as an alternative to any measure of operating results as promulgated under generally accepted accounting principles, including operating income and net income.  The Company uses EBITDA as a supplemental measure of cash flow.  Management and investors often use EBITDA as a measure of a company’s ability to service its debt.  Other companies may calculate EBITDA differently and therefore, our calculations are not necessarily comparable with similarly titled figures for other companies.